Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 9, 2006 relating to the 2005 financial statements of ZIOPHARM Oncology, Inc. (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), and to all references to our Firm, included in or made part of this post effective amendment No. 2 to the registration statement on Form SB-2 filed on Form S-3 (File No. 333-129680).

VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts
June 29, 2006